Exhibit 99.1

Semler Reports 2014 Annual and Fourth Quarter Financial Results

Annual Growth of 60% and Quarterly Sequential Growth of 18% Reported

PORTLAND, Ore. – February 6, 2015 – Semler Scientific, Inc. (Nasdaq: SMLR; “Semler”), an emerging medical risk assessment company that develops, manufactures and markets patented products that assist healthcare providers in monitoring patients and evaluating chronic diseases, today reported financial results for the fourth quarter and year ended December 31, 2014.

“In the fourth quarter of 2014, Semler’s revenue performance accelerated substantially with 18% sequential quarter over quarter growth,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler. “We expanded installations with established clients, made progress on initiating more relationships with insurance plans, and began a beta study of a service-oriented, multi-test product offering.”

FINANCIAL RESULTS

In the three months ended December 31, 2014, compared to the corresponding period of 2013, Semler had:

•	Revenue of $1,055,000, an increase of $274,000, or 35%, compared to $781,000
•	Cost of revenue of $188,000, a decrease of $5,000, or 3%, from $193,000
•	Total operating expenses, which include cost of revenue, of $2,231,000, an increase of $951,000, or 74%, compared to $1,280,000
•	Net loss of $1,200,000, or $0.25 per share, an increase of $674,000, or 128%, compared to a net loss of $526,000, or $0.67 per share

For the full year ended December 31, 2014, compared to the corresponding period of 2013, Semler had:

•	Revenue of $3,635,000, an increase of $1,361,000, or 60%, compared to $2,274,000
•	Cost of revenue of $692,000, an increase of $223,000, or 48%, from $469,000
•	Total operating expenses, which include cost of revenue, of $7,976,000, an increase of $3,578,000, or 81%, compared to $4,398,000
•	Net loss of $4,515,000, or $1.10 per share, an increase of $2,282,000, or 102%, compared to a net loss of $2,233,000, or $2.84 per share
•	Cash and restricted cash of $6,256,000 (which includes $2,100,000 of restricted cash), an increase of $5,522,000 compared to $734,000

In the three months ended December 31, 2014, compared to the three months ended September 30, 2014, Semler had:

•	Revenue of $1,055,000, an increase of $158,000, or 18%, compared to $897,000

•	Cost of revenue of $188,000, an increase of $10,000, or 6%, from $178,000
•	Total operating expenses, which include cost of revenue, of $2,231,000, a decrease of $33,000, or 1%, compared to $2,264,000
•	Net loss of $1,200,000, or $0.25 per share, a decrease of $266,000, or 18%, compared to a net loss of $1,466,000, or $0.31 per share
•	Cash and restricted cash of $6,256,000 (which includes $2,100,000 of restricted cash), an increase of $283,000 compared to $5,973,000

YEAR 2014 HIGHLIGHTS

2014 was a transformative year for Semler.

•	The initial public offering was completed in February, and our shares began trading on the NASDAQ Capital Market under the symbol “SMLR.”

•	The primary focus of sales and marketing was shifted to expanding our base of clients who are insurance plans with Medicare Advantage patients.

•	Four new independent Board members, a CFO with public company experience, financial and sales management, and a critical mass of sales and marketing personnel were brought into the company.

•	Revenue began to accelerate in the third quarter of 2014 as current customers increased order sizes and new customers signed on to license our FloChec® product.

•	Expanded training programs, post-market clinical studies and product improvements were completed.

“We have seen accelerating revenue this quarter compared to the previous quarter,” said Dr. Murphy-Chutorian. “We look forward to an exciting 2015 in terms of gaining traction with our business model and furthering our goals to become a standard of care in the risk assessment marketplace.”

Notice of Conference Call

Semler will host a conference call at 11 a.m. EST, Friday, February 6, 2015. The call will address fourth quarter results and will provide a business update on Semler’s market outlook and strategies for 2015.

The conference call may be accessed by dialing 877-359-9508 for domestic callers and 224-357-2393 for international callers. Please specify to the operator that you would like to join the "Semler Fourth Quarter and Full Year 2014 Financial Results Call, conference ID#: 73184067." The conference call will be archived on Semler's website at semlerscientific.com.

Statement of Operations

	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)
Revenue	$1,055,000	$781,000	$3,635,000	$2,274,000
Operating Expenses:
Cost of revenue	188,000	193,000	692,000	469,000
Sales and marketing	1,209,000	671,000	3,723,000	2,256,000
Engineering and product development	207,000	102,000	1,113,000	356,000
General and administrative	627,000	314,000	2,448,000	1,317,000
Total operating expenses	2,231,000	1,280,000	7,976,000	4,398,000

Loss from operations	(1,176,000)	(499,000)	(4,341,000)	(2,124,000)
Interest Income/(Expense)	(23,000)	(25,000)	(175,000)	(108,000)
Other Income/(Expense)	(1,000)	(2,000)	1,000	(1,000)

Net Loss	$(1,200,000)	$(526,000)	$(4,515,000)	$(2,233,000)

Net loss per share
basic and diluted	$(0.25)	$(0.67)	$(1.10)	$(2.84)

Condensed Balance Sheet

	As of
	December 31,
	2014	2013

Cash and restricted cash	$6,256,000	$734,000
Other current assets	490,000	275,000
Noncurrent assets	754,000	715,000
Total assets	7,500,000	1,724,000

Current liabilities	4,064,000	1,856,000
Noncurrent liabilities	-	163,000
Stockholders' equity (deficit)	3,436,000	(295,000)
Total liabilities and stockholders' equity	$7,500,000	$1,724,000

About Semler Scientific, Inc.:

Semler Scientific, Inc., is an emerging medical risk-assessment company. Its mission is to develop, manufacture and market patented products that assist healthcare providers in monitoring patients and evaluating chronic diseases. Semler's first patented and U.S. Food and Drug Administration cleared product, is FloChec®. FloChec® is used in the office setting to allow providers to measure arterial blood flow in the extremities and is a useful tool for internists and primary care physicians for whom it was previously impractical to conduct blood flow measurements. Additional information about Semler can be found at semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of thes terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding Semler’s ability to accelerate revenue, achieve profitability, its business model gaining traction and ability to become a standard of care in the risk assessment marketplace. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to lease FloChec®, along with those detailed in Semler’s SEC filings, and involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date this release and Semler assumes no obligation to update or revise these statements unless otherwise required by law.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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